LOAN AGREEMENT

This agreement of loan is made and executed on this the 4th day of March, 2010 at Dubai by and between:

M/s. NOAH Investments FZ LLC a company incorporated in Dubai U.A.E. having its registered office at JAFZA, PO Box 126228, Dubai,U.A.E.
represented by its Managing Director, Mr. Frank Robert Scheunert, (Hereinafter referred to as first party which term shall mean and include its directors, legal representatives, executor's administrators, assigns etc.)

AND

M/s. SMARTLINX Inc. a company incorporated incorporated in Nevada, U.S.A. having its registered office at 303, 3rd Floor, My Home Sarovar Plaza, Secretariat Road, Saifabad, Hyderabad–63. Andhra Pradesh State, India represented by its CEO Mr. Abraham Joy, (Hereinafter referred to as the Second party which term shall mean and include its directors, the legal heirs, executors, administrators, legal representatives, assigns etc.)

WHEREAS the First party is carrying on the Business of Investments and where as the First Party has surplus funds in its business to lend.

WHEREAS the Second party being in need of money for the purposes of expansion and development of the company, has approached the first party for advancing a sum of USD 25,000 (twenty five thousand US Dollars) as loan.

WHERAS the Board of Directors of the Second party in its meeting held on March 1st decided to obtain the loan as it is within the borrowing limits and authorized Mr. Abraham Joy, CEO of the company to negotiate the terms of loan and to execute all such documents as agreed.

WHEREAS for better clarity and understanding terms & conditions which are agreed upon by both parties are now reduced into writing for the past transactions as well future transactions.

NOW THIS AGREEMENT OF LOAN WITTNESSETH AS UNDER

1. That in consideration of the Second party agreeing to the terms as stated herein below, the first party has agreed to lend a sum not exceeding USD 25,000 (Twenty-five thousand US Dollars) to the second party towards its capital requirements for the purpose of expansion and development of business.

2. That the second party hereby undertakes to repay the said loan amount with in a period of 2 years from the date of execution of this agreement or at a date that may be mutually agreed upon.

3. That the second party shall pay cumulative interest calculated at the rate of 6 % per annum (simple interest) on the loan amount and the same shall be payable at the time of repayment of the said loan amount.

4. That in the event of default in payment of the Principle and interest, the first party shall be entitled to seek repayment of the principal loan amount along with outstanding interest and costs.

5. In the event of any dispute related in the loan transaction and the personal guarantees or default in repayment of the loan amount or payment of the interest, the first party shall be entitled to refer the same to arbitration by appointing an arbitrator of its choice. It is agreed that the second party in such event shall have no objection and the award passed by the arbitration shall be binding on both the parties. The arbitration proceedings shall be held at Dubai, U.A.E. only.

In witness whereof the parties have signed this Agreement of Loan in token of their acceptance with free will.

1)

FIRST PARTY.
NOAH INVESTMENTS FZ LLC

2)

SECOND PARTY.
M/S.SMARTLINX VOIP NETWORKS PRIVATE LIMITED